Exhibit  10.38 to the annual
                                          report on form 10-K for ML
                                          Media  Partners L.P.  for the
                                          year  ended  December 29, 2000



                      LEVERAGED RECAPITALIZATION AGREEMENT

                                December 13, 2001



         The parties to this agreement are Century/ML Cable Venture, a New York joint venture ("Buyer"), ML Media Partners, L.P., a Delaware limited partnership ("Seller"), Century Communications Corp., a Texas corporation ("Century"), Adelphia Communications Corporation, a Delaware corporation ("Adelphia"), and Highland Holdings ("Highland"), a Pennsylvania general partnership in which members of the Rigas family are partners.

         Seller and Century, a wholly owned indirect subsidiary of Adelphia, each hold a 50% interest in Buyer and are parties to an Amended and Restated Joint Venture Agreement dated January 1, 1994 with respect to Buyer (the "Joint Venture Agreement"). Buyer owns and operates cable television systems in Puerto Rico and also owns all of the outstanding stock of Century-ML Cable Corporation (the "Subsidiary"), a Delaware corporation that owns and operates cable television systems in Puerto Rico. The cable television systems owned by Buyer and by the Subsidiary are referred to collectively as the "Systems."

     A dispute has arisen between Adelphia, Century and Seller with respect to various matters relating to Buyer and an action (the "Action") entitled ML Media Partners, L.P. v. Century Communications Corp., Adelphia
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     Communications  Corp., and Arahova  Communications,  Inc. is now pending in the Supreme Court of the State of New York,
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     County of New York.  Simultaneously with the execution and delivery of this agreement, Buyer and Seller are entering into a Stipulation of Settlement (the "Settlement Agreement") with respect to the Action that contemplates the redemption by Buyer of Seller's 50% interest in Buyer ("Seller's Interest") or, if for any reason Buyer fails to consummate the redemption of Seller's Interest, the purchase of the Seller's Interest by Adelphia, on the terms set forth in this agreement.
         Accordingly, it is agreed as follows:

1.       Sale and Redemption of Seller's Interest; Certain Events Upon Default.
         ---------------------------------------------------------------------

1.1 Redemption. At the closing referred to in section 3, Seller shall sell, assign and transfer Seller's Interest to Buyer, and Buyer shall redeem, purchase and accept Seller's Interest from Seller, for the purchase price determined in accordance with section 2 of this agreement.

1.2 Adelphia Purchase Obligation. If for any reason Buyer fails to consummate the redemption of Seller's Interest on or before September 30, 2002 (or, if any of the events referred to in section 3.3 shall have occurred, on or before the Accelerated Closing Date referred to in section 3.3), on October 1, 2002 (or, if any of the events referred to in section 3.3 shall have occurred, on the first business day after the Accelerated Closing Date), Adelphia shall purchase Seller's Interest for the purchase price determined in accordance with section 2 and otherwise on the same terms as the purchase was to have been made by Buyer, except that Adelphia's obligation to purchase Seller's Interest shall not be subject to the conditions in section 9.1 and shall be absolute and unconditional (except for satisfaction of the condition in section 9.1(a) only with respect to the representations and warranties in the first sentence of section 4.1 and in section 4.3 and the condition in section 9.1(d)).

1.3 Nature of Adelphia Obligation; Remedies. Adelphia shall be obligated to consummate the purchase under section 1.2 regardless of the reason for Buyer's failure to consummate the purchase and notwithstanding that any condition to Buyer's obligation to redeem Seller's Interest under section 9.1 shall not have been satisfied (except that Adelphia shall not be obligated to consummate the purchase if the condition in section 9.1(a) only with respect to the representations and warranties in the first sentence of section 4.1 and in section 4.3 or the condition in section 9.1(d) has not been satisfied) and notwithstanding that there then exists any injunction prohibiting Buyer or Adelphia from consummating the redemption or purchase of Seller's Interest. If for any reason (other than as set forth in the preceding sentence) Adelphia shall fail to consummate the purchase under section 1.2, the provisions of section 1.4 shall apply and, in addition, Seller may pursue all of its rights and remedies, at law or in equity, including, but not limited to, (a) its right to damages resulting from the breach (without any obligation to take any action to mitigate those damages), (b) its rights and remedies under the Consent Order entered August 3, 2000 (which, under the terms of the Settlement Agreement, shall be terminated as of the Closing Date and shall be suspended from this date until September 30, 2002 (or, if any of the events referred to in section 3.3 shall have occurred, until the day following the Accelerated Closing Date), and
(c) its rights and remedies with respect to the claims asserted by it in the Action or arising after commencement of the Action, and none of Adelphia, Buyer, Century or Highland shall assert that the scope of Seller's remedies are limited by any election of remedies or comparable theory under applicable law.

1.4 Termination of Adelphia's Service as Manager Upon Default. If Buyer fails to redeem Seller's Interest on or before September 30, 2002 and Adelphia fails for any reason (other than as set forth in the first sentence of section 1.3) to purchase Seller's Interest on October 1, 2002, as required by section 1.2, on October 2, 2002, Seller automatically shall become the manager of the Systems without any further action by Adelphia, Century or Seller. If, however, any of the events referred to in section 3.3 shall have occurred and Buyer shall have failed to redeem Seller's Interest on the Accelerated Closing Date and Adelphia shall have failed for any reason (other than as set forth in the first sentence of section 1.3) to purchase Seller's Interest on the next business day after the Accelerated Closing Date, on the following business day Seller automatically shall become the manager of the Systems without any further action by Adelphia, Century or Seller. Accordingly, Adelphia hereby resigns as manager of the Systems effective as of the date that Seller becomes entitled to be the manager of the Systems in accordance with this section 1.4; Adelphia may not under any circumstances or for any reason seek to revoke its resignation or otherwise take any action to hinder or delay the transfer of management responsibility to Seller in accordance with this provision.

1.5 Provisions Applicable to Transfer of Management. If pursuant to section 1.4 Seller becomes the manager of the Systems, Seller shall have all of the rights, powers and authority with respect to the management of the Systems that Century had pursuant to section 8.3 and Adelphia and Century shall cooperate with Seller, shall take all necessary action to assure a smooth and immediate transition to Seller as manager (including, but not limited to, arranging for prompt delivery to Seller of all financial and accounting information and systems, all bank account authorizations, and all agreements relating to the Systems), and shall use their best efforts to continue to make available to Buyer the programming discounts and discounts on purchases of equipment, materials and services (including, but not limited to, insurance) that are available to Adelphia. In addition, notwithstanding anything to the contrary in the Joint Venture Agreement, Seller shall have the sole right (without any consent or other action by Adelphia or Century) to take all action and determine the terms of and execute all documents relating to (a) financing for the Systems (including, but not limited to, any new borrowings or the repayment of any existing borrowings), (b) the sale of the assets of the Systems, or (c) any other matter relating to Seller's realization of the amounts to which it is entitled pursuant to the agreement. Seller shall be entitled to a management fee determined on the same basis and payable in the same manner as the management fee payable to Adelphia during the period of its service as manager, together with reimbursement of expenses to the extent provided for in the Joint Venture Agreement.

2.       Purchase Price.
         --------------

2.1 Purchase Price. Subject to section 2.2, the purchase price for Seller's Interest shall be $275 million if the closing is on or before June 28, 2002, and shall increase at the rate of $1.6 million per month if the closing is held on July 31, 2002, August 30, 2002 or September 30, 2002. The purchase price shall be payable at the closing by wire transfer of immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing Date (as defined below).

2.2      Adjustment of Purchase Price Upon Certain Transactions.
         ------------------------------------------------------

(a) The purchase price provided for in section 2.1 shall be subject to increase if (i) pursuant to a transaction initiated or an agreement executed prior to the Closing Date, there is any change in control of Adelphia (i.e., any transaction that results in control of Adelphia by any individual, entity or group other than the Rigas family) or Adelphia and its subsidiaries sell in one or more transactions all or substantially all of the assets then held by them, or the assets and business of cable systems serving more than 50% of the aggregate number of subscribers of the cable systems then owned by them, or (ii) pursuant to a transaction initiated or an agreement or agreements executed prior to or within one year after the Closing Date, direct or indirect ownership of a 10% or greater interest in the Systems is acquired by a party other than Adelphia or Highland or any direct or indirect affiliate or subsidiary of Adelphia or Highland, regardless of the form of the transaction (i.e., whether pursuant to a sale of the interests in the Joint Venture or the stock of the Subsidiary, the sale by Buyer or the Subsidiary of all or substantially all of the assets of the Systems, the contribution of the interests in the Joint Venture or the assets of the Systems to another entity and the sale of interests in that entity, or otherwise). Promptly after execution of the agreement or agreements relating to any transaction referred to in this section 2.2(a) (referred to as the "Transaction"), Adelphia shall give Seller notice of the Transaction or proposed Transaction and shall furnish to Seller complete and accurate information with respect to the terms of the Transaction or proposed Transaction, together with copies of all agreements and other documents executed in connection with the Transaction.

(b) If the consideration payable in connection with any Transaction reflects either a higher multiple of Operating Cash Flow of the entity or entities that are the subject of the sale or of the Systems than the multiple of Operating Cash Flow reflected in the purchase price provided for in section 2.1 of this agreement or a higher per-subscriber price than the per-subscriber price reflected in the purchase price provided for in section 2.1 of this agreement, the purchase price payable for Seller's Interest shall be increased by an amount equal to the greater of:

(i) $55,000,000, the agreed-upon adjusted Operating Cash Flow of the Systems for the year ended December 31, 2000 multiplied by the excess of the multiple of Operating Cash Flow reflected in the consideration payable in connection with Transaction over the multiple of Operating Cash Flow reflected in the purchase price provided for in section 2.1; and

(ii) the number of subscribers to the Systems as of December 31, 2001 multiplied by the excess of the per-subscriber price reflected in the consideration payable in connection with Transaction over the per subscriber price reflected in the purchase price provided for in section 2.1.

(c)      For the purpose of this section 2.2:

(i) the multiple of Operating Cash Flow of the Systems reflected in the base purchase price provided for in section 2.1 shall be deemed to be 10;

(ii) the per subscriber price reflected in the purchase price provided for in section 2.1 shall be deemed to be the base purchase price pursuant to section
2.1 divided by the number of subscribers to the Systems as of December 31, 2001;

(iii) the multiple of Operating Cash Flow reflected in the consideration payable in any Transaction referred to in clause (i) of section 2.2(a) shall be calculated on the basis of the consolidated Operating Cash Flow of Adelphia and its subsidiaries for the twelve-month period ending on the last day of Adelphia's fiscal quarter immediately preceding the execution of the agreement or agreements relating to the Transaction;

(iv) the multiple of Operating Cash Flow reflected in the consideration payable in any Transaction referred to in clause (ii) of section 2.2(a) shall be calculated on the basis of the consolidated Operating Cash Flow of the Systems and any other systems included in the Transaction for the twelve-month period ending on the last day of the fiscal quarter of the Systems immediately preceding the execution of an agreement or agreements relating to that Transaction;

(v) the per-subscriber price reflected in the consideration payable in any Transaction referred to in clause (i) of section 2.2(a) shall be calculated on the basis of the number of subscribers of Adelphia or, if the Transaction does not involve a sale of Adelphia or a change in control of Adelphia, of the number of subscribers of the cable systems involved in the Transaction, on the last day of Adelphia's fiscal quarter immediately preceding the execution of the agreement or agreements relating to that Transaction;

(vi) the per-subscriber price reflected in the consideration payable in any Transaction referred to in clause (ii) of section 2.2(a) shall be calculated on the basis of the number of subscribers of the Systems and any other systems included in the Transaction as of the last day of the fiscal quarter of the Systems immediately preceding the execution of the agreement or agreements relating to that Transaction;

(vii) Operating Cash Flow shall be determined without taking into account any extraordinary items;

(viii) the consideration payable in connection with any Transaction referred to in clause (i) of section 2.2(a) shall be deemed to be an amount equal to the sum of (A) the cash payable (whether denominated as purchase price, working capital adjustment, payment for covenant-not-to-compete, or otherwise), (B) the fair market value of any other consideration received (any common shares received from a purchaser that is a public company to be valued at the average closing price of the purchaser's common stock for the 10 trading days immediately prior to the date of execution of the sale agreement), (C) the amount of all indebtedness of Adelphia and its subsidiaries for money borrowed, and (D) the amount, if any, of negative working capital as of the last day of the twelve month period ending on the last day of Adelphia's fiscal quarter immediately preceding the initiation of, or the execution of the agreement relating to, the transaction, less (x) the amount, if any, of positive working capital as of the last day of the twelve month period ending on the last day of Adelphia's fiscal quarter immediately preceding the initiation of, or the execution of the agreement relating to, the Transaction, and less (y) the fair market value of any other assets of Adelphia and its subsidiaries not used in the operations of Buyer's cable television systems;

(ix) if the Transaction referred to in clause (ii) of section 2.2(a) is a sale, the consideration payable in connection with the Transaction shall be deemed to be an amount equal to the sum of (A) the cash payable (whether denominated as purchase price, working capital adjustment, payment for covenant-not-to compete, or otherwise), (B) the fair market value of any other consideration received (any common shares of a purchaser that is a public company to be valued at the average closing price of the purchaser's common stock for the 10 trading days immediately prior to the date of execution of the sale agreement), (C) the amount of all indebtedness for money borrowed of the entities acquired or, if the Transaction is a sale of the assets, the amount of all indebtedness for money borrowed assumed by the buyer, and (D) if the Transaction is a sale of interests or stock, the amount, if any, of negative working capital of the entity as of the last day of the twelve month period ending on the last day of Buyer's fiscal quarter immediately preceding the initiation of, or the execution of the agreement relating to, the Transaction, less the amount, if any, of positive working capital of the entity as of the last day of the twelve month period ending on the last day of Buyer's fiscal quarter immediately preceding the initiation of, or the execution of the agreement relating to, the Transaction;

(x) if the Transaction referred to in clause (ii) of section 2.2(a) is a contribution to another entity and the sale of interests in that entity, the consideration payable in connection with the Transaction shall be deemed to be an amount equal to (A) the sum of the cash payable for the interests plus the fair market value of any other consideration received for the interests times a fraction, of which the numerator is 100 and the denominator is the percentage interest in the entity acquired for such consideration, plus (B) the amount of indebtedness for money borrowed or negative working capital of the entity, and minus (C) the positive working capital of the entity.

(xi) If the interests in the Joint Venture or assets of the Systems are sold, directly or indirectly, together with interests in or assets of other cable systems owned by Adelphia and its subsidiaries or if the interests in the Joint Venture or assets of the Systems are contributed to an entity, together with interests in or assets of other cable systems owned by Adelphia and its subsidiaries, the consideration payable in connection with the Transaction shall be determined for all of the systems as provided in clause (ix) or (x) and the multiple of Operating Cash Flow or per subscriber price in the Transaction shall be deemed to be the multiple of Operating Cash Flow or per subscriber price for the sale of the interests in the Joint Venture or the assets of the Systems; provided, however, that Seller may elect, within 30 days after notice from Adelphia of the terms of the Transaction and the multiple of Operating Cash Flow or per subscriber price in the Transaction, to determine the multiple of Operating Cash Flow or the per subscriber price for the interests in the Joint Venture or the assets of the Systems in the following manner: KPMG Peat Marwick LLP (the "Accountants") shall determine the fair market value of the interests in the Joint Venture or the assets of the Systems, as the case may be, and the fair market value of each other cable system (or entity) owned by Adelphia and its subsidiaries included in the Transaction and the aggregate consideration payable in connection with the Transaction (determined as provided above) shall be allocated among the Systems and the other systems included in the Transaction in proportion to their respective fair market values as determined by the Accountants, and the multiple of Operating Cash Flow or the per subscriber price for the Systems shall be determined based on the amount of consideration allocated to the Systems and the Operating Cash Flow of the Systems or the number of subscribers of the Systems. Adelphia shall timely provide to Seller and to the Accountants all financial and other information reasonably requested in connection with the determinations pursuant to this clause (xi).

(xii) the term "Operating Cash Flow" means total gross revenues from the operations of the applicable systems less all expenses of operating those systems other than interest, depreciation and amortization, other non-cash expenses, income taxes, capital expenditures and management fees (revenues and expenses to be determined in accordance with generally accepted accounting principles applied consistently with the audited financial statements of the Joint Venture and the Subsidiary for the year ended December 31, 2000); and

(xiii) the number of subscribers to any cable systems shall be deemed to equal the sum of (A) the number of persons who subscribe for the basic level of programming service provided by the systems and have paid a bill for at least two month's service charge for such service at that system's standard rate and have no bill that is unpaid sixty days after its due date, plus (B) the number of bulk rate equivalent subscribers relating to the systems (with respect to each such system, the number of bulk rate equivalent subscribers shall equal the quotient of (x) the aggregate monthly bulk rate revenues for that system for basic service, excluding any amount payable with respect to additional service (any charges not specifically allocated to be allocated among the services provided on the basis of the standard service charges in that system for the services provided), divided by (y) the standard rate for basic service for that system.

(d) The amount of any adjustment of the purchase price pursuant to this section
2.2 shall be determined by agreement between Buyer and Seller, or, if they are unable to agree within thirty days after the closing of the Transaction, by the Accountants. The Accountants' determination of any adjustment of the purchase price, including the determination pursuant to section 2.2(c)(ix), shall be final and binding on Buyer and Seller and the Accountants' fees shall be paid 50% by each of Adelphia and Seller. Each party shall furnish to the Accountants all such information as may reasonably be necessary and shall otherwise cooperate to enable the Accountants to make the determination pursuant to this section 2.2 at the earliest practicable date.

(e) If the closing of any Transaction referred to in section 2.2(a) occurs prior to the closing under this agreement, at the closing under this agreement Buyer shall pay to Seller the purchase price for Seller's Interest as provided in section 2.1 together with any additional amount payable to Seller under this section 2.2; if the closing of any Transaction referred to in section 2.2(a) occurs after the closing under this agreement, any additional amount payable to the Seller under this section 2.2 shall be paid by wire transfer of immediately available funds within five days after the closing of that Transaction.

2.3      Escrow Deposit.
         --------------

(a) Within five days following the execution of this agreement, Highland shall deposit into escrow with First Union National Bank (the "Escrow Agent"), as escrow agent, the sum of $10 million in cash (the amount deposited together with all interest earned thereon being referred to below as the "Escrow Deposit"), pursuant to an Escrow Agreement in the form of exhibit 2.3 (the "Escrow Agreement").

(b) The Escrow Deposit shall be held and disbursed in accordance with the Escrow Agreement and the following terms:

(i) If the purchase of Seller's Interest is consummated, Seller shall cause the Escrow Agent to pay the Escrow Deposit to (or as directed by) Highland.

(ii) If for any reason Buyer fails to redeem Seller's Interest on or before September 30, 2002 (or, if any of the events referred to in section 3.3 shall have occurred, on or before the Accelerated Closing Date), and Adelphia fails for any reason (other than as set forth in the first sentence of section 1.3) to purchase Seller's Interest on October 1, 2002 (or, if any of the events referred to in section 3.3 shall have occurred, on or before the next business day after the Accelerated Closing Date), as required by section 1.2, Seller shall be entitled, as partial payment of its damages, to the amount of the Escrow Deposit, which shall be paid to Seller as provided in section 2.3(b)(iv). The payment of the Escrow Deposit to Seller as provided in this section 2.3(b) shall be in addition to all other rights and remedies that Seller may have under this agreement and under applicable law as a result of the failure by Buyer or Adelphia to purchase Seller's Interest in accordance with the terms of this agreement.

(iii) Notwithstanding anything to the contrary in section 2.3(b)(ii), if the purchase of Seller's Interest is not consummated by Buyer or Adelphia solely as a result of the failure of the condition in section 9.1(d) and Buyer and Adelphia shall have duly performed their obligations under this agreement (including, but not limited to, their obligations under sections 8.2 and 8.5), Highland shall be entitled to the amount of the Escrow Deposit.

(iv) Promptly following the occurrence of an event that results in the entitlement of Seller or Highland to the Escrow Deposit, Seller shall give instructions to the Escrow Agent to disburse the amount of the Escrow Deposit to the party entitled thereto, and within five days after receipt of Seller's instructions, the Escrow Agent shall pay the amount of the Escrow Deposit in the manner directed by Seller.

(v) The Escrow Agent shall be absolutely and unconditionally obligated to disburse the Escrow Deposit pursuant to Seller's instructions (notwithstanding the receipt of contrary instructions from Buyer, Adelphia or Highland or anyone acting on behalf of any of them). Neither Buyer, nor Adelphia or Highland, nor anyone acting on behalf of any of them, shall give any instructions to, or otherwise communicate with, the Escrow Agent and each of them shall proceed exclusively against Seller with respect to any claim that it may have arising out of the instructions given by Seller to the Escrow Agent or the payment by the Escrow Agent of the Escrow Deposit in the manner directed by Seller.

2.4 Pledge of Interest. As collateral security for the performance by Adelphia of its obligation under section 1.2 of this agreement, upon execution of this agreement Century is granting to Seller a security interest in its 50% interest in Buyer, pursuant to a Security and Pledge Agreement in the form of exhibit 2.4.

2.5      Additional Security.
         -------------------

(a) If Buyer makes any borrowing permitted by section 8.8 of this agreement, simultaneously with the borrowing, at Adelphia's election, (i) Buyer shall cause the Lenders (as defined in section 8.8) to deposit the proceeds of the borrowing with the Escrow Agent, to be held by it pursuant to the Escrow Agreement (any amounts so deposited and all interest earned on that amount being referred to below as the "Loan Escrow"), or (ii) Adelphia shall deliver or cause to be delivered to the Escrow Agent an unconditional irrevocable letter of credit in favor of the Escrow Agent (in the form of exhibit 2.5), issued by a bank with capital and surplus in excess of $500 million, in the full amount of the borrowing.

(b) If a Loan Escrow is deposited with the Escrow Agent, Buyer may from time to time thereafter give notice to Seller that it has made or committed to make capital expenditures for the Systems for which it desires to utilize a portion of the Loan Escrow (any such notice to be accompanied by appropriate documentation relating to those expenditures), and Buyer may concurrently give instructions to the Escrow Agent to pay to it a portion of the Loan Escrow equal to the amount of those expenditures, but the aggregate amount of the Loan Escrow that may be paid to Buyer with respect to capital expenditures may not exceed $25 million. Within three days after receipt of instructions from Buyer in accordance with this provision, the Escrow Agent shall pay to Buyer the amount requested by Buyer.

(c) If an irrevocable letter of credit is delivered to the Escrow Agent as provided in section 2.5(a), Buyer may from time to time thereafter give notice to Seller and the Escrow Agent that Buyer has made or committed to make capital expenditures for the Systems (any such notice to be accompanied by appropriate documentation relating to those expenditures), and, upon Adelphia's request, the Escrow Agent shall exchange or have amended the letter of credit held by it for a letter of credit (in the same form) or an amendment in the amount of the original letter of credit less the amount of those capital expenditures, but the aggregate amount by which the letter of credit may be reduced with respect to capital expenditures may not exceed $25 million.

(d) If pursuant to section 2.3 Seller becomes entitled to the Escrow Deposit, simultaneously with the payment of the Escrow Deposit, the Escrow Agent shall pay to the Lenders the amount of the Loan Escrow to be applied to the repayment of the borrowing(s); if, however, an irrevocable letter of credit has been delivered to the Escrow Agent by or on behalf of Adelphia, the Escrow Agent shall be instructed by Seller immediately to draw on the letter of credit and promptly pay the proceeds to the Lenders in repayment of the borrowing(s).

(e) If the purchase of Seller's Interest is consummated, the Escrow Agent shall pay the amount of the Loan Escrow to (or as directed by) Buyer, or, if the Escrow Agent is then holding a letter of credit delivered by Adelphia, the Escrow Agent shall return the Letter of Credit to Adelphia.

(f) Upon receipt by Seller of notice of any default with respect to indebtedness incurred in accordance with section 8.8, Seller may instruct the Escrow Agent to pay to the Lenders the amount of the Loan Escrow, or, if Adelphia shall have delivered or caused to be delivered to the Escrow Agent a letter of credit as provided in section 2.5(a), Seller may immediately instruct the Escrow Agent to draw on the letter of credit and pay the proceeds to the Lenders in repayment of the indebtedness. In either event, Highland, Adelphia and Century jointly and severally immediately shall pay to Buyer an amount equal to the excess of the aggregate amount due to the Lenders and the amount paid to the Lenders from the Loan Escrow or from the proceeds of the letter of credit, and that amount promptly shall be paid by the Buyer to the Lenders; to the extent of the amount of the capital expenditures funded pursuant to section 2.5(b) or 2.5(c), the amount paid to Buyer by Adelphia, Highland or Century shall be deemed to be a loan from Highland, Adelphia or Century, without interest, repayable upon a sale of the interests in the Buyer or the assets of the Systems.

(g) In no event shall Seller instruct the Escrow Agent to draw on or otherwise utilize any letter of credit delivered pursuant to section 2.5(a) except as Seller is so permitted by section 2.3(d) or section 2.3(f).

3.       Closing.
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3.1      Date of Closing.
         ---------------

(a) The closing under this agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 on September 30, 2002 (or, if applicable, on the Accelerated Closing Date), subject to the satisfaction of the closing conditions as provided in this agreement; provided, however, that Buyer or Highland may elect to hold the closing on June 28, 2002, July 31, 2002 or August 30, 2002, by notice to Seller given at least 20 days prior to the proposed date of the closing.

(b) If for any reason Buyer fails to consummate the redemption of Seller's Interest on or before the date of the closing provided for in section 3.1 (or, if any of the events referred to in section 3.3 shall have occurred, on or before the Accelerated Closing Date), the closing under this agreement shall be held at the time provided for in section 1.2.

(c)      The date on which the closing occurs is referred to as the "Closing
         Date."

3.2 Time of the Essence. Time is of the essence with respect to the performance by Buyer, Adelphia, Century and Highland of all of their respective obligations under this agreement, including, but not limited to, their respective obligations to consummate the redemption and purchase of Seller's Interest on the dates provided for in section 3.1 and the obligation of Highland to make the Escrow Deposit within five days following execution of this agreement.

3.3 Acceleration of the Closing Date. Notwithstanding the provisions of section 3.1, the closing of the redemption or purchase under this agreement shall be held on the tenth business day after the occurrence of any of the following events (or the expiration of the waiting period under the HSR Act (as defined in section 8.2), if later) (the "Accelerated Closing Date"), subject to satisfaction of the condition in section 9.1(a) (but only with respect to the representations and warranties in the first sentence of section 4.1 and in section 4.3):

(a)      the closing of any Transaction referred to in section 2.2(a);

(b) the occurrence with respect to (i) any indebtedness of Adelphia or its subsidiaries for borrowed money in excess of $50,000,000, (ii) any indebtedness incurred pursuant to sections 8.3(a)(ii) or 8.8, or (iii) the Senior Secured Notes referred to in section 8.15 of either (i) a payment default (and continuation of such payment default until the expiration of any applicable grace period), or (ii) any other default (and continuation of such default until the expiration of any applicable grace period) and the receipt of notice from the lenders that as a result of such default the lenders have taken or intend to take any action to accelerate the indebtedness or otherwise pursue their rights and remedies with respect to the indebtedness;

(c) the revocation by the Puerto Rico Telecommunications Regulatory Board (the "TRB") or the City of San Juan of any franchise for the Systems;

(d) notice from Seller that it has elected to accelerate the date of the closing as a result of the failure by Adelphia or any of its subsidiaries duly to perform on a timely basis any of their respective obligations under this agreement (including, but not limited to, any of their respective obligations under section 8.2, 8.3(a), (b), (c) or (d) , 8.6(a) (but only with respect to the conditions in sections 9.1(c) and (d) and 9.2(c) and (d)) or 8.7(a) or (b) and, if the failure is subject to cure, the continuation of the failure for ten days after notice (other than the failure to deliver financial information pursuant to section 8.7(a) or (b) with respect to which Adelphia reasonably establishes that it has made and is continuing to make reasonable efforts to deliver such information as promptly as practicable, but this exception shall not apply after any such failure has occurred on three separate occasions); or

(e) the failure by Highland to make the Escrow Deposit within five days following execution of this agreement as required by section 2.3.

4. Representations and Warranties by Seller. Seller represents and warrants to Buyer, Century, Highland and
         -----------------------------------------
         Adelphia as follows:

4.1 Authority of Seller. Seller and its general partner each has the full power and authority to enter into and perform this agreement in accordance with its terms and the execution, delivery and performance of this agreement by Seller and its general partner each have been duly authorized by all necessary partnership action of Seller and its general partner, as appropriate. Seller is not bound by any contractual or other obligation that would be violated by its execution, delivery or performance of this agreement. This agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

4.2 No Conflicts. Subject to receipt of the consents and approvals referred to in sections 8.1 and 8.2, the execution, delivery and performance of this agreement by Seller and the sale of Seller's Interest by Seller pursuant to this agreement will not violate any provision of law applicable to Seller, or any order, judgment or decree to which Seller is a party or by which Seller or any of its business or assets is bound or subject, and will not result in the creation of any lien, charge of encumbrance upon Seller's Interest or any of the assets or properties of Buyer.

4.3 Ownership of the Interest. Immediately prior to the closing Seller will be the record and beneficial owner of Seller's Interest, free and clear of any claim, lien, security interest or other encumbrance, and at the closing Buyer will receive good and valid title to Seller's Interest, free and clear of any claim, lien, security interest or other encumbrance, in each case except for encumbrances under the Joint Venture Agreement and except that Seller's Interest has been pledged as additional security for the Senior Secured Notes due 2002 issued by Buyer (together, the "Permitted Liens"). Except for Seller's Interest, Seller has no equity interest in Buyer.

5. Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:
         ---------------------------------------

5.1 Authority of Buyer. Buyer has the full power and authority to enter into and perform this agreement in accordance with its terms and the execution, delivery and performance of this agreement by Buyer have been duly authorized by all necessary action of Buyer; Buyer is not bound by any contractual or other obligation that would be violated by its execution, delivery or performance of this agreement; and this agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.2 No Conflicts. Subject to receipt of the consents and approvals referred to in sections 8.1 and 8.2, the execution, delivery and performance of this agreement by Buyer and the acquisition of Seller's Interest by Buyer will not violate any provision of law applicable to Buyer, or any order, judgment or decree to which Buyer is a party or by which Buyer or any of its business or assets is bound or subject.

6. Representations and Warranties by Highland. Highland represents and warrants to Seller as follows:
         ------------------------------------------

6.1 Authority of Highland. Highland has the full power and authority to enter into and perform this agreement in accordance with its terms and the execution, delivery and performance of this agreement by Highland have been duly authorized by all necessary partnership action of Highland; Highland is not bound by any contractual or other obligation that would be violated by its execution, delivery or performance of this agreement; and this agreement constitutes the valid and binding obligation of Highland enforceable against it in accordance with its terms.

6.2 No Conflicts. The execution, delivery and performance of this agreement by Highland will not violate any provision of law applicable to Highland, or any order, judgment or decree to which Highland is a party or by which Highland or any of its business or assets is bound or subject.

6.3 Financial Capability. Highland has the financial capability, including existing borrowing capacity, to
         ---------------------
perform its obligations under section 8.8 and to enable Buyer to consummate the transactions contemplated by this agreement.

7. Representations and Warranties by Adelphia and Century. Adelphia and Century represent and warrant to
         ----------------------------------------------------------
Seller as follows:

7.1 Authority of Adelphia and Century. Each of Adelphia and Century has the full power and authority to enter into and perform this agreement in accordance with its terms and the execution, delivery and performance of this agreement by each of Adelphia and Century have been duly authorized by all necessary corporate action of Adelphia and Century; neither Adelphia nor Century is bound by any contractual or other obligation that would be violated by its execution, delivery or performance of this agreement; and this agreement constitutes the valid and binding obligation of Adelphia and Century enforceable against each of Adelphia and Century in accordance with its terms.

7.2 No Conflicts. Subject to receipt of the consents and approvals referred to in sections 8.1 and 8.2, the execution, delivery and performance of this agreement by Adelphia and Century will not violate any provision of law applicable to either Adelphia or Century, or any order, judgment or decree to which Adelphia or Century is a party or by which Adelphia or Century or any of Adelphia's or Century's business or assets is bound or subject.

7.3 Financial Capability. Adelphia has the financial capability, including existing borrowing capacity, to
         ---------------------
consummate the purchase and perform its other obligations under this agreement.

7.4 Financial Statements. The consolidated balance sheet of Buyer and the Subsidiary as of September 30, 2001 (the "Balance Sheet") and the consolidated statement of operations of Buyer and the Subsidiary for the nine months ended September 30, 2001 (the "Statement of Operations") and the consolidated statement of cash flows of Buyer and the Subsidiary for the nine months ended September 30, 2001 attached to this agreement have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of Buyer and the Subsidiary as of that date and the results of operations and cash flows of Buyer and the Subsidiary for the period then ended. The Balance Sheet and the Statement of Operations accurately and completely reflect the financial position and results of the operations of the Joint Venture as of the date thereof and for the nine-month period then ended based on management of the Systems by Century in accordance with the terms of the Joint Venture Agreement. Without limiting the generality of the preceding sentence, the Balance Sheet and Statement of Operations accurately and completely reflect, (a) reimbursement for equipment and supplies provided by Adelphia or Century or their respective affiliates (or jointly purchased by Adelphia or Century or their respective affiliates and the Joint Venture) during the term of the Joint Venture in amounts equal to the out-of-pocket purchase price paid by Century, Adelphia or any of their respective affiliates upon the purchase of those items of equipment and supplies (without any mark-up and passing along to Buyer its proportionate share (based on the percentage of such equipment or supplies acquired by the Buyer) of all related discounts, allowances, and credits and the fair market value of any property or services provided by the supplier, as required by the Joint Venture Agreement), and (b) charges to the Systems during the term of the Joint Venture of the same rates for programming as Adelphia or Century obtained for other systems owned or managed by Adelphia, Century or an affiliate, as required by the Joint Venture Agreement.

8.       Further Agreements of the Parties.
         ---------------------------------

8.1 Regulatory Filings. Within 30 days after the date of the agreement, the parties shall duly file with the Federal Communications Commission (the "FCC") and the TRB the necessary applications (including FCC Forms 394 or other appropriate forms) requesting consent to the extent required to the transactions contemplated by this agreement and the parties shall cooperate with each other in connection with the preparation and filing of the applications and shall prosecute the applications in good faith and with due diligence. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any application to the FCC or TRB to be prepared by it and in connection with the processing of that application.

8.2 Hart-Scott-Rodino Act. Within 30 days after the date of this agreement, the parties shall duly file with each of the Department of Justice and the Federal Trade Commission any reports or notifications that may be required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated by this agreement (including Adelphia's contingent obligation to purchase Seller's Interest pursuant to section 1.2), and each of the parties shall cooperate with the others in connection with the preparation and filing of the reports or notifications, shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other, and shall promptly comply with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission. Seller shall pay one-half and Highland shall pay one-half of the fees payable to governmental authorities in connection with the filings relating to the redemption of Seller's Interest and Adelphia shall pay the fees payable in connection with the filings relating to Adelphia's contingent obligation to purchase the Seller's Interest pursuant to section 1.2.

8.3      Management of the Systems.
         -------------------------

(a) Subject to the provisions of section 1.4, during the period from the date of this agreement through the Closing Date, Century shall have the right, power, and authority to manage and control all of the business, affairs, assets, and properties of Buyer and the Subsidiary, and is authorized and empowered to carry out and implement any and all of the purposes of Buyer, subject to the limitations set forth below in this section 8.3. Subject to any limitations specifically set forth in this agreement, Century is authorized and directed on behalf of Buyer and the Subsidiary to take such necessary and appropriate actions to (i) carry out the management activities, including, but not limited to, the actions described in section 7.3(a)(1)-(14) of the Joint Venture Agreement (except that Century shall not be required to submit any budgets for approval under section 7.3(a)(9)); (ii) incur indebtedness (the "Cap Ex Indebtedness") from any lenders (the "Cap Ex Lenders") in an amount not to exceed $25 million (less any amount by which the borrowing pursuant to section
8.8 exceeds $275 million) for capital expenditures for the Systems and grant mortgages and security interests and execute and deliver such other documents and agreements as necessary in connection with such financings (provided that Century shall give notice to Seller that it has made or committed to make such capital expenditures and provides appropriate documentation relating to those expenditures at the time it gives such notice), all subject to sections 2.5 and
8.8 of this agreement; (iii) incur other indebtedness to the extent permitted by and in accordance with sections 2.5 and 8.8 of this agreement and grant mortgages and security interests and execute and deliver such other documents and agreements as necessary in connection with any such financings, subject to the terms of sections 2.5 and 8.8 of this agreement; (iv) increase the amount of the management fee payable under section 7.3(b) of the Joint Venture Agreement to ten percent of the total Net Gross Revenues of the Systems subject to that certain Letter Agreement dated the date hereof between Adelphia and Buyer; and
(v) enter into, make and perform such contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of Buyer and the Subsidiary. Upon incurring any Cap Ex Indebtedness, Buyer shall promptly furnish to Seller reasonable information and copies of the documentation with respect to the capital expenditures for the Systems paid for with the proceeds of the borrowing.

(b) Upon any default on the Cap Ex Indebtedness, (i) Adelphia and Buyer within two business days shall notify Seller of the default and furnish to Seller information in reasonable detail with respect to the nature of the default, and
(ii) Highland, Adelphia and Century within two business days shall lend to the Buyer, without interest, the amount required to prepay the Cap Ex Indebtedness (including, but not limited to, principal, accrued interest and accrued fees), and (iii) the Buyer shall apply the proceeds of such loan to pay off the Cap Ex Indebtedness; the loan shall be due upon a sale of the interests in the Buyer or the assets of the Systems.

(c) Notwithstanding the above provisions, Century shall not take any of the following actions without the unanimous consent of the members of the management board of Buyer and the board of directors of the Subsidiary:

(i)      dissolve Buyer or the Subsidiary;

(ii) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities of Buyer, or notes or debt securities of Buyer containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, any notes or debt securities issued in connection with the issuance of equity securities or any notes or debt securities containing profit participation features);

(iii) merge or consolidate Buyer with any other partnership, corporation, association, joint venture or similar entity except for a merger or consolidation with the Subsidiary;

(iv) sell, transfer, assign, lease or otherwise dispose of any of the assets of Buyer and the Subsidiary except in the ordinary course of business;

(v) purchase or acquire property or assets in any transaction not in the ordinary course of business, except for property or assets to be utilized in the upgrade, rebuild or expansion of the Systems of Buyer and the Subsidiary; or

(vi) incur, assume or become liable for any indebtedness other than indebtedness permitted by sections 8.3(a) and 8.8.

(d)      As manager of the Systems, Century shall:

(i)      not later than April 1, 2002, effect a rate increase for the Systems;

(ii) not later than January 31, 2002, approve the 2002 operating budget for the Systems; and

(iii) not later than January 31, 2002, adopt a bonus plan for Paco Toste Santana, Nestor H. Cardona and Gabriel Palerm-Cruz under which the amounts payable to such employees are based solely on the operations of the Systems (and not the operations of other systems owned by Adelphia).

(e) The foregoing provisions of this section 8.3 shall amend the provisions of sections 7.3 and 7.4 of the Joint Venture Agreement.

(f) From the date of this agreement through the Closing Date, there shall be no payments by Buyer or the Subsidiary to Century, Adelphia or any of their respective affiliates in an aggregate amount that would be material to ML Media, except for (i) payments of management fees in accordance with the Joint Venture Agreement, as amended by this agreement, and reimbursement of out-of-pocket expenses in managing the Systems to the extent reimbursable pursuant to section 7.3(c) of the Joint Venture Agreement, (ii) reimbursement for equipment and supplies in amounts equal to the purchase price paid by Century, Adelphia or any of their respective affiliates upon the purchase of those items of equipment and supplies (without any mark-up and passing along to Buyer its proportionate share (based on the percentage of such equipment and supplies acquired by the Buyer) of all related discounts, allowances, and credits and the fair market value of any property or services provided by the supplier, as required by the Joint Venture Agreement,), and (iii) payments for programming in amounts resulting from a good faith allocation by Adelphia among the systems owned or managed by Century or Adelphia of Adelphia's out-of-pocket cost of that programming.

8.4      Expenses.
         --------

(a) Except as provided in sections 2.2(d), 8.2, 12.2 and in this section 8.4, each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement.

(b) At the closing, Highland shall pay to Seller $1.1 million to reimburse Seller for legal fees and expenses of Proskauer Rose LLP.

(c) Simultaneously with the execution of this agreement, the Buyer is paying the fees payable to Baer Marks, LLP in connection with the previous efforts to sell the interests in the Buyer.

8.5 Indemnification Upon Default. If the closing does not occur and if Buyer, Adelphia, Century or Highland defaults in the performance of any of its obligations under this agreement, Adelphia, Century and Highland jointly and severally shall indemnify and hold harmless Seller against all loss, liability, damage or expense incurred by Seller as a result of that default, including, but not limited to, legal fees and expenses and other out-of-pocket costs incurred by Seller in connection with any dispute as to the default and in connection with the enforcement of (or the taking or contemplating of steps to enforce) its rights under this agreement, the Security and Pledge Agreement referred to in section 2.4, and under any other agreement executed in connection with the execution and delivery of this agreement.

8.6      Other Action; Further Assurances.
         --------------------------------

(a) Each party shall use its best efforts to cause the fulfillment at the earliest practicable date of all conditions to the obligations of the parties to consummate the sale and purchase of Seller's Interest under this agreement.

(b) At any time and from time to time after the closing, each party shall, without further consideration, execute and deliver to the other such other instruments and take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement.

8.7      Reports.
         -------

(a) During the period through the Closing Date, Century shall provide to Seller, in accordance with the following schedule, the monthly subscriber connection reports, monthly operating statements, quarterly financial plans and budgets, and quarterly analysis of actual operating results required by section 8.5(a) of the Joint Venture Agreement and additional information as follows:

(i) Monthly reports or statements shall be provided by the 35th day following the end of each month (or the next succeeding business day, if the 35th day is a Saturday, Sunday or legal holiday). Such monthly reports or statements that are currently being provided (as indicated on schedule 8.7(a)(i)) shall be in a form substantially similar to the reports currently being provided by Century. In addition, Century shall provide the additional information indicated on schedule 8.7(a)(i). The monthly reporting information for the last month of each quarter shall be provided in the quarterly report, but that information shall be set forth separately from the cumulative quarterly information.

(ii) Quarterly financial plans and budgets required by section 8.5(a) of the Joint Venture Agreement shall be provided by the 45th day following the end of each quarter (or the next succeeding business day, if the 45th day is a Saturday, Sunday or legal holiday). Such plans and budgets shall be in a form substantially similar to the plans and budgets currently being provided by Century.

(iii) Century shall use its best efforts to provide to Seller by the 35th day following the end of each quarter the quarterly analysis of actual operating statements required by section 8.5(a) of the Joint Venture Agreement, but under no circumstances shall any such statement be provided later than the 45th day following the end of the quarter.

(iv) Century shall use its best efforts to provide to Seller within 35 days after the end of each of the first three fiscal quarters of each year the unaudited financial statements and accompanying information required by section
8.3 of the Joint Venture Agreement, reviewed by the Buyer's accountants to the extent required by rules of the Securities and Exchange Commission, but under no circumstances shall any such statement and accompanying information be provided later than the 45th day after the end of the quarter.

(v) Century shall use its best efforts to provide to Seller within 70 days after the end of each fiscal year the audited financial statements and accompanying information required by section 8.3 of the Joint Venture Agreement but under no circumstances shall any such statement and accompanying information be provided later than the 90th day after the end of the fiscal year.

(b) If any of the financial statements and accompanying information referred to in section 8.7(a)(i)-(iv) cannot be provided by the 35th day following the end of the first three fiscal quarters or if any of the financial statements and accompanying information referred to in section 8.7(a)(v) cannot be provided by the 70th day following the end of the fiscal year, on the 35th or 70th day, as the case may be, Century shall provide such preliminary information as is then available and thereafter, until the final statement and information is provided, Century shall supplement the preliminary information with additional preliminary information as it becomes available and shall otherwise assist Seller in the preparation of the reporting information relating to that financial statement to the extent necessary to enable Seller to satisfy its obligations as a public reporting entity.

(c) Not later than December 31, 2001 Adelphia shall provide the information listed on the requests attached as exhibit 8.7(c), and Adelphia and Century shall cooperate in all other reasonable respects with Seller and Buyer's accountants to finalize the audited financial statements of Buyer for the year ended December 31, 2000 and to prepare quarterly and annual financial statements for Buyer for 2001, to enable Seller to prepare the corresponding financial statements required to be filed by Seller as a public reporting entity. Such financial statements shall be prepared in accordance with the terms of the Joint Venture Agreement (including, but not limited to, proper treatment of payments to Adelphia and its affiliates) and generally accepted accounting principles consistently applied.

(d) Adelphia and Century shall respond reasonably promptly to all reasonable requests from Seller at any time prior to the closing for information with respect to Buyer and the Subsidiary and the operations of the Systems that relates to the information provided to Seller pursuant to section 8.7(a).

(e) The foregoing provisions of this section 8.7 shall amend the provisions of sections 8.3 and 8.5 of the Joint Venture Agreement.

8.8      Borrowing; Certain Obligations of Highland, Adelphia and Century.
         ----------------------------------------------------------------

(a) Highland shall arrange for and obtain, in the name of Buyer, debt financing from one or more lenders (the "Lenders") in an amount (not to exceed $300 million less any Cap Ex Indebtedness incurred pursuant to section 8.3(a)(ii)) sufficient to enable Buyer to consummate the redemption of Seller's Interest on or before September 30, 2002, or, if any of the events referred to in section
3.3 shall have occurred, on the Accelerated Closing Date. No such indebtedness may be incurred prior to the Closing Date, however, unless the full amount borrowed is paid directly by the Lenders to the Escrow Agent, to be held by the Escrow Agent in accordance with section 2.5 of this agreement (the terms of which are incorporated in the Escrow Agreement) or Adelphia delivers a letter of credit to Seller in accordance with section 2.5. Any indebtedness incurred in accordance with this section 8.8 and any Cap Ex Indebtedness incurred pursuant to section 8.3(a)(ii) shall be guaranteed by Adelphia and may be secured by a pledge of Century's interest in the Buyer and the stock of the Subsidiary and a security interest in the assets of Buyer and the Subsidiary, provided that (i) such pledge and security interest shall serve solely as security for the indebtedness incurred in accordance with this provision and shall not secure any other indebtedness or obligation of Buyer or any indebtedness or other obligation of Adelphia, Century, Highland, any of their respective affiliates, or anyone else, (b) true and complete copies of all loan agreements, promissory notes, security agreements and all other documents relating to the borrowing are provided to Seller simultaneously with the borrowing, and (iii) the loan agreement, promissory notes, security agreements and other documents provide that a copy of any notice of default given to Buyer, Adelphia, Century or Highland must simultaneously be given to Seller.

(b) Highland, Adelphia and Century jointly and severally shall provide Buyer with all funds necessary to enable Buyer to pay interest when due on any indebtedness incurred as permitted by this provision.

(c) On and after the Closing Date, Highland shall guarantee all debt service associated with the financing to purchase Seller's Interest from Seller.

8.9 Consent; Certain Obligations of Adelphia. Each of Adelphia and Century consents to the purchase by Buyer of Seller's Interest in accordance with the terms of this agreement.

8.10 Allocation of Income and Expense. During the period commencing on the date hereof and ending on the Closing Date all items of income, gain, loss and deduction associated with the operations of Buyer during such period shall be allocated to Century. No distributions of cash or property shall be made by Buyer to Century or Seller prior to the closing.

8.11 Closing Structure. Century, Adelphia and Highland shall have the right to restructure the transactions contemplated hereby such that, immediately prior to and in connection with the closing, Buyer shall merge with and into the Subsidiary and thereafter the Subsidiary at the closing shall redeem all of the stock of the Subsidiary held by Seller in consideration of the payment to Seller of the purchase price set forth in section 2 of this agreement. Immediately after the closing, Buyer or if the foregoing merger has occurred, the Subsidiary, will be recapitalized so that Century has a 40% equity interest in Buyer or the Subsidiary, as appropriate, and Highland has a 60% equity interest in Buyer or the Subsidiary, as appropriate.

8.12 Indemnification by Adelphia and Buyer. Adelphia and Buyer have represented to Seller that the redemption by Buyer of Seller's Interest is not subject to Puerto Rico tax. Accordingly, Buyer shall not withhold any taxes from the payment to Seller of the purchase price for Seller's Interest (including any payment resulting from an adjustment of the purchase price under section 2.2) and none of Adelphia, Century, Highland nor Buyer shall at any time seek to collect from Seller (or any of its partners) any tax with respect to the redemption of Seller's Interest from Seller. Adelphia and Buyer jointly and severally shall indemnify and hold Seller (and its partners) harmless from any liability for Puerto Rico taxes with respect to the sale of Seller's Interest to Buyer or Adelphia or the other transactions contemplated by this agreement.

8.13 Opinions. Upon execution of this agreement (a) Buyer and Adelphia are delivering to Seller an opinion of their counsel, Buchanan Ingersoll Professional Corporation, in the form of exhibit 8.13(a), and (b) Seller is delivering to Buyer and Adelphia an opinion of its counsel, Proskauer Rose LLP, in the form of exhibit 8.13(b).

8.14 Certain Obligations. Pursuant to an Assumption Agreement in the form of exhibit 8.14, at the closing Highland shall assume, and shall agree to indemnify and hold harmless Seller with respect to, all obligations of Seller pursuant to the letter agreement dated June 27, 2001 between Seller and Blackstone Management Associates III, L.L.C.

8.15 Indemnification Regarding Senior Secured Notes. Adelphia, Century and Highland jointly and severally shall indemnify and hold harmless Seller against all loss, liability, damage and expense associated with the Senior Secured Notes and incurred by Seller as a result of the transactions contemplated hereby. If, as a result of an event of default under the Senior Secured Notes the Senior Secured Notes are accelerated, or if the closing under this agreement does not occur by October 1, 2002, then Adelphia and the Buyer shall immediately notify Seller and Highland, Adelphia and Century shall lend to the Buyer, without interest, the amount required to prepay the Senior Secured Notes (including, but not limited to, principal, accrued interest, accrued fees and any Make-Whole Amount), and the Buyer shall apply the proceeds of such loan to pay off the Senior Secured Notes; the loan shall be due upon a sale of the interests in the Buyer or the assets of the Systems.

8.16     No Solicitation.
         ---------------

(a) Seller shall immediately cease any discussions or negotiations with any parties other than Buyer, Century, Adelphia and Highland that may be ongoing with respect to an Alternative Transaction (as hereinafter defined). Seller shall not, and shall not authorize or permit any of its general partners, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction, except that if, at any time prior to the redemption of the Seller's Interest pursuant to this agreement, Seller receives a Third Party Proposal (as defined herein), Seller may (subject to compliance with section 8.16(c)), in response to the Third Party Proposal, (A) furnish information in Seller's possession with respect to Buyer to the person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of Buyer's interests as is the confidentiality agreement previously utilized in connection with Buyer's previous sale efforts and (B) participate in negotiations regarding such an Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of Seller or any investment banker, financial advisor, attorney, accountant or other representative of Seller, acting on behalf of Seller, shall be deemed to be a breach of this section 8.16(a) by Seller. For purposes of this agreement, (i) a "Third Party Proposal" means a bona fide, unsolicited proposal from a third party to acquire directly or indirectly (regardless of the form of the transaction) all of the equity interests of Buyer or all or substantially all of the assets of the Systems, which proposal did not result from a breach of this section 8.16(a) and which proposal Seller determines in good faith is reasonably likely to result in a Superior Proposal (as defined in section 8.16(d)) and (ii) an "Alternative Transaction" means any direct or indirect acquisition or purchase of assets of the Systems outside the ordinary course of business or of any outstanding equity interests of Buyer or the Subsidiary, or any transaction that if consummated would result in any person beneficially owning equity interests of Buyer, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Buyer or the Subsidiary, other than the transaction contemplated by this agreement.

(b) None of the parties hereto shall enter into any letter of intent, agreement in principle or acquisition agreement with respect to an Alternative Transaction unless Century and ML Media shall have simultaneously terminated this agreement pursuant to section 8.16(e).

(c) In addition to the obligations of Seller set forth in paragraph (a) of this section 8.16, Seller shall immediately advise Adelphia and Highland orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the person making such request, proposal or inquiry. Seller will keep Adelphia, Century and Highland fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

(d) If Seller receives a Third Party Proposal that constitutes a Superior Proposal, Seller, Century and Buyer shall cooperate in all reasonable respects with any due diligence requests from the offeror and Seller, Century and Buyer shall negotiate in good faith an acquisition agreement with respect to the Superior Proposal. For purposes of this agreement, a "Superior Proposal" means any Third Party Proposal that does not result in disparate or unequal treatment of either Seller or Century and that Seller determines in good faith to be more favorable to Seller than the transactions contemplated by this agreement (taking into account all relevant considerations, including relevant legal, financial, regulatory and other aspects of the proposal and the third party and the conditions to and prospects for completion of such proposal), unless Century determines in good faith that such Proposal is not reasonably likely to be consummated (taking into account such considerations).

(e) This agreement shall be terminated by Seller, Adelphia, Highland and Century if, prior to the redemption of Seller's Interest, (i) Seller, Century and Buyer execute a binding acquisition agreement with respect to a Third Party Proposal that constitutes a Superior Proposal, and (ii) Seller pays (or causes the third party to pay) to Highland upon the date of such termination a termination fee in the amount of $14 million in immediately available funds.

9.       Conditions Precedent to Closing.
         -------------------------------

9.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this agreement are subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Buyer):

(a) all representations and warranties of Seller under this agreement shall be true and correct in all material respects at and as of the time of the closing with the same effect as though those representations and warranties had been made at and as of that time;

(b) Seller shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior or at the closing;

(c) the FCC and the TRB shall each have given all requisite approvals, without any condition or qualification materially adverse to Buyer, the Subsidiary, Highland or Adelphia or to the proposed operations of the Systems, to the extent required to the transactions contemplated by this agreement, and such approvals shall be in full force and effect and the time for rehearing, reconsideration, review or appeal under applicable law and regulations shall have expired without any request for rehearing, reconsideration, review or appeal pending; and

(d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired.

9.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this agreement are subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Seller):

(a) all representations and warranties of Buyer, Century, Highland and Adelphia under this agreement (other than the representation and warranty in section 7.4) shall be true in all material respects at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time;

(b) each of Buyer, Century, Highland and Adelphia shall have performed and complied in all material respects with all obligations, covenants and conditions (other than the covenant in section 8.3(e)) required by this agreement to be performed or complied with by it prior to or at the closing;

(c) the FCC and the TRB shall have given all requisite approvals, without any condition or qualification materially adverse to Seller, to the extent required to the transactions contemplated by this agreement, and such approvals shall be in full force and effect and the time for rehearing, reconsideration, review or appeal under applicable law and regulations shall have expired without any request for rehearing, reconsideration, review or appeal pending; and

(d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired.

10.      Transactions at the Closing.
         ---------------------------

10.1 Documents to be Delivered by Seller. At the closing, Seller shall deliver to Buyer the following:
         -----------------------------------

(a) an instrument of transfer in the form of exhibit 10.1(a) to vest in Buyer valid title to Seller's Interest, free and clear of any lien, claim, security interest or other encumbrance (other than the Permitted Liens);

(b)      a General Release in the form of exhibit 10.1(b); and

(c)      the non-competition agreement in the form of exhibit 10.1(c).

10.2 Documents to be Delivered by Buyer. At the closing, Buyer shall deliver the following:
         ----------------------------------

(a)      wire transfer of the purchase price to an account designated by Seller;
         and

(b)      a General Release in the form of exhibit 10.2(b).

10.3 Documents to be Delivered by Highland. At the closing, Highland shall deliver the Assumption Agreement provided for in section 8.14.

10.4 Settlement Agreement. At the closing, Seller and Adelphia shall execute a Stipulation of Discontinuance
         ---------------------
with Prejudice of the Action, as provided in the Settlement Agreement.

10.5 Other Agreements. At the closing, the parties shall execute and deliver all other documents and agreements required by this agreement to be executed and delivered at the closing.

11.      Survival of Representations and Warranties; Indemnification.
         -----------------------------------------------------------

11.1 Survival. All representations and warranties shall survive the closing under this agreement notwithstanding any investigation at any time by any party, and shall not be considered waived by any party's consummation of the transactions contemplated by this agreement with knowledge of any breach or misrepresentation (including, but not limited to, Seller's knowledge of a breach of warranty or misrepresentation in section 7.4).

11.2     Indemnification.
         ---------------

(a) Adelphia, Century and Highland shall jointly and severally indemnify and hold harmless Seller against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or the parties to this agreement) Seller may suffer, sustain or become subject to as a result of any breach of any warranty of Adelphia, Century and Highland contained in this agreement or any misrepresentation by Adelphia, Century or Highland in this agreement.

(b) Seller shall indemnify and hold harmless Adelphia, Century and Highland against all loss, liability, damage or expense (including reasonable fees and expenses of counsel, whether involving a third party or the parties to this agreement) Adelphia, Century and Highland may suffer, sustain or become subject to as a result of any breach of any warranty of Seller contained in this agreement or any misrepresentation by Seller in this agreement.

(c) Notwithstanding anything to the contrary in this Agreement, Adelphia, Century and Highland shall not be liable to Seller for misrepresentation or breach of warranty unless the aggregate losses to Seller from all such misrepresentations and breaches of warranty (taking account of its 50% interest in Buyer) exceed the sum of $5,000,000, in which event Adelphia, Century and Highland shall be liable for the full amount of the loss, liability, damage and expense incurred by Seller.

11.3 Exclusive Remedy. If the closing occurs, the parties' right to indemnification pursuant to this section 11 shall be their sole and exclusive remedy after the closing for breach of warranty or misrepresentation in this agreement.

12.      Miscellaneous.
         -------------

12.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally, one day after delivery by recognized overnight courier or four days after mailing by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other).

                           If to Buyer, to it at:

                           Adelphia Communications Corporation
                           Main at Water Street
                           Coudersport, PA 16915
                           Attention:  Timothy J. Rigas

                           with a copy to:

                           Adelphia Communications Corporation
                           Main at Water Street
                           Coudersport, PA 16915
                           Attention:  Colin Higgin

                           Buchanan Ingersoll Professional Corporation
                           One Oxford Centre
                           301 Grant Street, 20th Floor
                           Pittsburgh, PA 15219-1410
                           Attention:  Bruce I. Booken

                           If to Adelphia, Century or Highland, to it at:

                           Adelphia Communications Corporation
                           Main at Water Street
                           Coudersport, PA 16915
                           Attention:  Timothy J. Rigas

                           with a copy to:

                           Adelphia Communications Corporation
                           Main at Water Street
                           Coudersport, PA 16915
                           Attention:  Colin Higgin

                           Buchanan Ingersoll Professional Corporation
                           One Oxford Centre
                           301 Grant Street, 20th Floor
                           Pittsburgh, PA 15219-1410
                           Attention:  Bruce I. Booken

                           If to Seller, to it at:

                           ML Media Partners, L.P.
                           444 Madison Avenue
                           Suite 703
                           New York, NY 10022
                           Attn:  Elizabeth McNeyYates

                           with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, NY 10036
                           Attn:  Bertram A. Abrams, Esq.

12.2 Finders. Each of the parties represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement, except that the Seller has retained Waller Capital Corp. and Buyer has retained Daniels & Associates. At the closing, (a) Highland shall pay the fee of Waller Capital Corp. pursuant to that certain agreement between Seller and Waller Capital Corp. and the unexecuted amendment to that agreement between them, and (b) Highland shall pay, or cause Buyer to pay, the fee payable to Daniels & Associates pursuant to the unexecuted retention agreement with Daniels & Associates.

12.3 Entire Agreement; No Oral Change. This agreement and any agreement among the parties executed pursuant to or in connection with this agreement contain a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements between them relating to the subject matter, and cannot be waived, changed or terminated orally.

12.4 Disclaimers. Adelphia and Highland acknowledge that they are fully familiar with the financial condition and the business and assets of the Systems, that they have made an independent determination of the value of those Systems and of Seller's Interest in Buyer and are not relying on any representation or warranty or other statement of fact by Seller or anyone acting on Seller's behalf, and that, subject to the satisfaction of any applicable conditions in section 9.1, their obligation to consummate the purchase of Seller's Interest and pay to Seller the purchase price provided for in this agreement is absolute and will not be affected by any event that occurs or circumstance that exists at any time after execution of this agreement. In addition, Adelphia and Highland each covenants that it will not institute any litigation or take any other action to prevent, or that would have the effect of preventing, Seller from enforcing its rights or remedies under this agreement or under any agreement now or hereafter executed pursuant to or in connection with this agreement, including, but not limited to, any agreement that provides security for the performance by Adelphia or Highland of its obligations under this agreement.

12.5 Governing Law; Jurisdiction. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement. A summons or complaint in any such action or proceeding may be served by mail in accordance with section 12.1.

12.6 Separability. If any provision of this agreement is invalid or unenforceable the balance of this agreement shall remain in effect.

12.7 Assignment. No party may assign any of its rights or delegate any of its obligations under this agreement without the consent of the other except that each of Highland and Adelphia may assign its rights hereunder to any of its subsidiaries or affiliates without restriction or such consent; any such assignment shall not release Highland or Adelphia, as appropriate, from its obligation under this agreement.

12.8 Specific Performance. Adelphia, Highland and Century acknowledge that Seller would be irreparably damaged if any of them were to breach any of their respective obligations under sections 1.4, 1.5, 2.5 or 8.8(a) or (b) of this agreement and that money damages would not be an adequate remedy for any such breach. Accordingly, if any of Adelphia, Highland or Century breaches any of its obligations under any of those provisions of this agreement, Seller shall be entitled, in addition to any other remedies that it may have, to enforcement of those provisions of this agreement by a decree of specific performance, which it may obtain on an expedited basis (time being of the essence with respect to the performance of

Adelphia's, Highland's or Century's obligations under this agreement) without the necessity of showing actual damage and without any bond or other security being required.

CENTURY CABLE VENTURE

By:      ML MEDIA PARTNERS, L.P.
By:      MEDIA MANAGEMENT PARTNERS,
                  its general partner
By:      RP MEDIA MANAGEMENT, a general partner
 By:     IMP MEDIA MANAGEMENT, INC., a general partner

By:      ____________________________________

and

By:      CENTURY COMMUNICATIONS CORP.

         By:_________________________________


ML MEDIA PARTNERS, L.P.

By:      MEDIA MANAGEMENT PARTNERS,
                  its general partner
By:      RP MEDIA MANAGEMENT, a
                  general partner
By:      IMP MEDIA MANAGEMENT, INC., a general
                  partner
By:______________________________________


HIGHLAND HOLDINGS

By:      ____________________________________


ADELPHIA COMMUNICATIONS CORPORATION

By:      ____________________________________


CENTURY COMMUNICATIONS CORP.

By:      _____________________________________